Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Actua Corporation:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333‑34736, 333-76870, 333-76872, 333-126808, 333-160252, and 333-189743) and the registration statement on Form S-4 (No. 333-162448) of Actua Corporation of our reports dated March 30, 2018, with respect to the consolidated balance sheets of Actua Corporation and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II - Valuation and Qualifying Accounts (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Actua Corporation.
The Company sold its subsidiary, Folio Dynamics Holdings, Inc., on January 2, 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Folio Dynamics Holdings, Inc.’s internal control over financial reporting associated with total assets of $181.1 million and total revenues of $40.9 million included in discontinued operations in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Folio Dynamics Holdings, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 30, 2018